Exhibit (h)(1)

SUPERVISION AGREEMENT

This SUPERVISION AGREEMENT (“Agreement”), made this 30th day of June, 2014, between ARK ETF Trust (“Trust”), a Delaware statutory trust, and ARK Investment Management LLC, a Delaware limited liability company (“Adviser”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), whose shares of beneficial interest (“Shares”) are registered under the Securities Act of 1933, as amended and are listed or will be listed on NYSE Arca platform for exchange-traded funds (“ETFs”); and

WHEREAS, the Trust is authorized to issue Shares in separate ETF series, as specified in Schedule A hereto, which may be amended from time to time (each a “Fund”), representing interests in a separate portfolio of securities and other assets; and

WHEREAS, pursuant to an Investment Advisory Agreement dated June 30, 2014, between the Trust and the Adviser (“Investment Advisory Agreement”), the Trust has retained the Adviser to provide investment advisory services with respect to each Fund specified in Schedule A to the Investment Advisory Agreement in the manner and on the terms set forth therein; and

WHEREAS, the Trust desires to retain the Adviser to provide and/or procure supervisory and other services reasonably necessary to each Fund and its shareholders; and

WHEREAS, the Adviser is willing to provide and/or procure supervisory and other services reasonably necessary to each Fund and its shareholders in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1.          Appointment. The Trust hereby appoints the Adviser to provide or procure the supervisory and other services reasonably necessary for each Fund for the period and on the terms set forth in this Agreement, as supplemented from time to time. The Adviser accepts such appointment and agrees during such period to render or procure the services herein set forth for the compensation herein provided.

2.          Duties. Subject to the general supervision of the Board of Trustees of the Trust, the Adviser shall provide or cause to be furnished all supervisory and other services reasonably necessary for the operation of the Funds, including audit, legal, transfer agency, printing costs, administrative services (provided pursuant to a separate administration agreement (the “Administration Agreement”)), distribution services (provided pursuant to separate distribution agreement (the “Distribution Agreement”) and separate distribution services agreement (the “Distribution Services Agreement”)), certain custodial services (provided pursuant to a separate custodian agreement (the “Custody Agreement”)) and investment advisory services (provided pursuant to the Investment Advisory Agreement). For each Fund, the Administration Agreement, the Distribution Agreement, the Distribution Services Agreement and the Investment Advisory Agreement will be separately considered and approved by the Board of Trustees of the Trust in accordance with all applicable requirements of the 1940 Act and the rules thereunder.

(a)          Supervisory Services. These services shall include the following:

(i)          The Adviser shall supervise and coordinate matters relating to the operation of each Fund, including any necessary coordination among the administrator, distributor, custodian, transfer agent, dividend disbursing agent, securities lending agent, fund accounting agent or recordkeeping agent, valuation or pricing agents, independent public accountants, attorneys and other parties performing services or operational functions for each Fund.

(ii)         The Adviser shall maintain or supervise the maintenance by third parties of such books and records of the Trust and each Fund as may be required by applicable federal or state law, other than the books and records maintained under the Investment Advisory Agreement.

(iii)        The Adviser shall take such other action with respect to each Fund as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission (“CFTC”), state securities commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to: establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Trust’s Chief Compliance Officer, and systems and procedures necessary to effectuate the Trust’s compliance program.

(iv)        Notwithstanding the foregoing, the Adviser may procure or delegate the provision of any of these services to third parties (including other financial institutions) with respect to shareholders that have relationships with such third parties, except for any services provided pursuant to the Administrative Services Agreement, Distribution Agreement, Rule 12b-1 Plan, and the Investment Advisory Agreement.

(b)          Other Services. The Adviser shall procure on behalf of the Trust and the Funds, and at the expense of the Adviser, the following persons to provide services to the Funds:

(i) an administrator/fund accounting agent for the Funds to provide administrative services to and to maintain the portfolio accounting records for the Funds;

(ii) a distributor for the Funds to distribute their Shares;

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   (iii) a custodian or custodians for the Funds to provide for the safekeeping of the Funds’ assets;

(iv) a transfer agent/dividend disbursing agent for the Funds;

(v) a securities lending agent for the Funds, if any;

(vi) a trader order processing agent and facilities for placing orders for the purchase and sale of a Fund’s Shares; and

(vii) a financial printer.

The Trust may be a party to any agreement with any of the persons referred to in this Section 2(b) above and will also be a party to the Investment Advisory Agreement.

(d)          Personnel. The Adviser shall also make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the supervision of each Fund and services provided to each Fund under this Agreement.

(e)          Standards; Reports. In performing these services, the Adviser:

(i)          shall endeavor in good faith to comply with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

(ii)         will make available to the Trust, promptly upon request, any of the books and records of any Fund that are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Adviser’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations; and

(iii)        will regularly report to the Trust’s Board of Trustees on the services provided under this Agreement and will furnish the Trust’s Board of Trustees with respect to each of the Funds such periodic and special reports as the Trustees may reasonably request.

3.          Documentation. The Trust has delivered copies of each of the following documents to the Adviser and will deliver to it all future amendments and supplements thereto, if any:

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(a) the Trust’s Registration Statement as filed with the SEC and any amendments thereto; and

(b) exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

4.          Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent.

5.          Compensation. As compensation for the duties and services specified in Section 2 of this Agreement, the Trust shall pay to the Adviser a monthly fee, calculated as a percentage (on an annual basis) of the average daily value of the net assets of each of the Funds during the preceding month. The fee rates applicable to each Fund shall be set forth in Schedule A to this Agreement. The fees payable to the Adviser for all of the Funds shall be computed and accrued daily and paid monthly. If the Adviser shall serve for less than any whole month, the foregoing compensation shall be prorated.

6.          Non-Exclusivity. It is understood that the services of the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to other investment companies and other clients.

7.          Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by any Fund under this Agreement. The Adviser assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website.

In addition, the Adviser shall bear the following expenses under this Agreement:

(a) Expenses of all audits by Trust’s independent public accountants;

(b) Expenses of the Trust’s transfer agent, registrar, dividend disbursing agent, securities lending agent, fund accounting agent, and recordkeeping agent;

(c) Expenses of the Trust’s custodial services, including any recordkeeping services provided by the custodian;

(d) Expenses of obtaining quotations for calculating the value of each Fund’s net assets;

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(e) Expenses of obtaining Portfolio Activity Reports for each Fund;

(f) Expenses of maintaining the Trust’s tax records;

(g) The Trust’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware statutory trust registered as an open-end management investment company or fees that arise in the ordinary course of business in connection with listing Shares of any Fund on a securities exchange;

(h) The Trust’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act or other insurance premiums;

(i) Association membership dues;

(j) Salaries and other compensation or expenses, including travel expenses, of any of the Trust’s executive officers and employees (if any) and Trustees who are not officers, members, partners or employees of the Adviser;

(k) Fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit of the Trust and the Trustees who are not officers, employees, partners, shareholders or members of the Adviser; and

(l) Fees and expenses of the Administrator for the Trust and each Fund.

The Trust shall bear the following expenses:

(a) Taxes and governmental fees, if any, levied against the Trust or any of its Funds;

(b) Brokerage fees, commissions and other portfolio transaction expenses incurred for any of the Funds;

(c) Investment-related expenses, including interest expenses of borrowing money and acquired fund fees and expenses;

(d) Costs, expenses and fees associated with the custody, safekeeping or maintenance of a Fund’s “Foreign Assets” (as such term is defined in Rule 17f-5 under the 1940 Act) with a bank or depository located outside of the United States;

(e) Extraordinary expenses, including extraordinary legal expenses, as may arise including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

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(f) Organizational and offering expenses of the Trust and each Fund, and any other expenses which are capitalized in accordance with generally accepted accounting principles; and

(g) Costs and/or fees, including legal fees, incident to meetings of the Trust’s shareholders, the preparation, printing and distribution of Fund product descriptions for distribution to shareholders or Authorized Participants, notices and proxy statements and reports of the Trust to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence and qualification to do business, and the expenses of issuing, redeeming, registering and qualifying for sale, Shares with federal and state securities authorities.

8.          Liability. The Adviser shall give the Trust the benefit of the Adviser’s best efforts in rendering services under this Agreement. The Adviser may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Adviser’s undertaking to render services under this Agreement, the Trust agrees that neither the Adviser nor its members, officers, partners, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Adviser’s duties, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Adviser and that of its members, officers, partners, and employees, and shall in no way govern the liability to the Trust or the Adviser or provide a defense for any other person including persons that provide services for the Funds as described in Sections 2 of this Agreement.

9.          Term and Continuation. This Agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for one year from such date, and shall continue thereafter on an annual basis with respect to each Fund provided that such continuance is specifically approved at least annually: (a) by the vote of a majority of the Board of Trustees of the Trust, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) (“Independent Trustees”) of the Trust or the Adviser, cast in person at a meeting called for the purpose of voting on such approval. Failure of the Independent Trustees to renew this Agreement and/or its termination by shareholder vote, assignment, or otherwise, shall not preclude the Board of Trustees from approving a substitute agreement in the manner provided under applicable law. This Agreement may be terminated:

(a)          by the Trust at any time with respect to the services provided by the Adviser, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Fund or class, by vote of a majority of the outstanding voting shares of such Fund or class, on sixty (60) days’ written notice to the Adviser;

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(b)          at the expiration of the one-year period commencing on the date of this Agreement, by the Adviser at any time, without the payment of any penalty, upon sixty (60) days’ written notice to the Trust.

10.         Use of Name. It is understood that the name “ARK” or any derivative thereof or logo or service mark associated with the name is the valuable property of the Adviser, and that the right of the Trust and/or the Funds to use such names (or derivatives or logos) shall be governed by the Investment Advisory Agreement.

11.         Notices. Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at the address specified below or such other address as specified by the Adviser:

Attn: Chief Operating Officer

155 West 19th Street, Fifth Floor

New York, NY 10011

Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at the address specified below or such other address as specified by the Trust.

Attn: Secretary

155 West 19th Street, Fifth Floor

New York, NY 10011

12.         Trust Obligation. A copy of the Trust’s Certificate of Trust (“Certificate”) is on file with the Delaware Secretary of State and notice is hereby given that the Certificate has been executed on behalf of the Trust by the sole initial Trustee of the Trust in her capacity as a Trustee and not individually. The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any trustee, officer, or shareholder of the Trust individually.

13.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

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14.         Miscellaneous.

(a)          This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware.

(b)          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)          The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d)          This Agreement may not be assigned without the written consent of the other party.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

ARK ETF TRUST

By:	/s/ Catherine D. Wood
Name:	Catherine D. Wood
Title:	President

ARK INVESTMENT MANAGEMENT LLC

By:	/s/ Catherine D. Wood
Name:	Catherine D. Wood
Title:	Chief Executive Officer

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Schedule A

Schedule to Supervision Agreement

ARK ETF Trust

As of June 30, 2014

ANNUAL Supervision FEE
Fund	(as a % of average daily net assets)
ARK Innovation ETF	0.95%
ARK Genomic Revolution ETF	0.95%
ARK Industrial Innovation ETF	0.95%
ARK Web x.0 ETF	0.95%